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                                                                     Exhibit 3.6

                          CERTIFICATE OF AMENDMENT OF
                    CERTIFICATE OF DESIGNATION, PREFERENCES
          AND RIGHTS OF SERIES A NONVOTING CONVERTIBLE PREFERRED STOCK
                                       OF
                           NATIONWIDE ELECTRIC, INC.
                           -------------------------

          The undersigned, Nationwide Electric, Inc., a Delaware corporation (the "Corporation"), for the purpose of amending the Certificate of Designation, Preferences and Rights of Series A Nonvoting Convertible Preferred Stock of the Corporation, in accordance with the General Corporation Law of Delaware, does hereby make and execute this Certificate of Amendment of the Certificate of Designation, Preferences and Rights of Series A Nonvoting Convertible Preferred Stock (the "Certificate of Designations") and does hereby certify that:

          I. The following resolution proposed by the Board of Directors and adopted by the stockholders of the Corporation sets forth the amendment adopted:

          RESOLVED, that the Certificate of Designations be amended by deleting Paragraph (a) of Section 2 and substituting in lieu thereof the following:

          (a) The Series A Preferred Stock shall have no voting rights. The holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cash dividends at the rate of $75.00 per annum per share, and no more. Such dividends shall be cumulative from February 27, 1998, the date that 6,000 shares of Nonvoting Preferred Stock were issued by Galt Financial, Inc. to KLT (the "Issue Date") and shall be payable in arrears, on the last day of each month (each such date being referred to as a "Dividend Payment Date"), commencing October 1998. The monthly period between consecutive Dividend Payment Dates shall be referred to as a "Dividend Period." Each such dividend shall be paid to the holders of record of the Series A Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date. As used above, the term "Record Date" means the fifteenth day of the month in which such dividend is payable, or such other record date designated by the Board of Directors of the Corporation with respect to the dividend payable on such respective Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Directors.

          IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Corporation by its President and attested by its Secretary as of December 11, 1998, and each of them does hereby affirm and acknowledge that this Certificate of Amendment is the act and deed of the Corporation and that the facts stated herein are true.
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                                    NATIONWIDE ELECTRIC, INC.


                                       /s/ Frederick C. Green, IV
                                    --------------------------------------
                                    By: Frederick C. Green, IV
                                    President and CEO

(Corporate Seal)

ATTEST:


     /s/ Frank R. Clark
--------------------------------
By: Frank R. Clark
Secretary